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                                                                    EXHIBIT 10-r




[On Advanta Corp. Letterhead]





May 11, 1998


Mr. Philip M. Browne
684 Gray Circle
Southampton, PA  18966

Dear Phil:

This will reflect the terms we have been discussing for your joining Advanta:

1. POSITION - Senior Vice President, Chief Financial Officer.

2. BASE SALARY - $350,000.00 per annum.

3. START DATE - June, 1998.

4. RESTRICTED STOCK IN ADVANTA CORP. - Upon joining Advanta, you will receive 50,000 shares of restricted Advanta Corp. Class B Common Stock. Twelve thousand five hundred shares of the stock will vest and become free of restrictions when you have been employed for one year, and an additional 12,500 shares will become vested at the end of your second, third and fourth year of employment respectively. There will be accelerated vesting of all outstanding unvested shares in the case of change of control, as defined in Advanta's Stock Option Plan.

5. OPTIONS - You will be granted options to purchase 75,000 Advanta Class B Common Shares at today's closing price. The options for 18,750 shares will vest when you have been employed by Advanta for one year and an additional 18,750 will vest at the end of the second, third and fourth year of employment respectively. There will also be accelerated vesting of all outstanding unvested options in the case of change of control as defined in Advanta's Stock Option Plan. In addition, you will also be eligible for annual stock option grants in the discretion of the Board, in accordance with the Stock Option Plan.

6. ANNUAL BONUS - You will be eligible to participate in Advanta's Management Incentive Plan ("AMIP") as a Class "B" participant. As such, your target bonus will be 50% of your Base Salary each year. The maximum bonus is currently 200% of target.
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7. CHANGE OF CONTROL SEVERANCE PLAN - If there should be a change of control at
Advanta in the future, as defined in the Advanta Senior Management Change of Control Severance Plan, you will be entitled to the benefits provided in that plan with the amount of severance set at two times your base salary.

8. BENEFITS - The Company will acquire a $1,000,000 life insurance policy on your life, the full premium of which is paid by Advanta during your employment and the beneficiary of which is named by you. In addition, Advanta provides a broad range of health, medical, disability and other benefits. You will be treated for purposes these benefits comparable to others similarly situated Class "B" AMIP participants.

If the foregoing accurately reflects our understanding, please sign a copy of this letter and return it to me.

Bill, Olaf and I are very excited about your joining us and cannot wait to get started.

Best personal regards.

Sincerely,
/s/ Dennis Alter




Accepted and agreed to this 11th day of May, 1998.



/s/ Philip M. Browne
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    Philip M. Browne